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Exhibit 99.1

Anacomp and Dot Hill Sign Service Agreement to Provide Warranty and Non-Warranty Service and On-Site Repair Support

        SAN DIEGO and CARLSBAD, Calif., June 2, 2003—Anacomp, Inc. (OTC Bulletin Board: ANCPA) and Dot Hill Systems Corp. (Amex: HIL) announced today that they had entered into an agreement whereby Anacomp will provide exclusive on-site maintenance, warranty and non-warranty service for Dot Hill customers entering into new maintenance agreements for SANnet® I and certain legacy products. In addition, Anacomp will manage Dot Hill's non-warranty customers and be the exclusive distributor of spare parts inventory for Dot Hill's SANnet® I, Lynx Array and certain legacy products.

        Dot Hill, a leader in the innovative design and delivery of storage networking solutions, will utilize Anacomp's global field service force of over 500 trained technicians to provide warranty and non-warranty support including depot repair, on-site maintenance support and sales of spare parts through Anacomp's Multi-Vendor Services (MVS) program. Anacomp is a global provider of information outsourcing services, maintenance support, and imaging and print solutions.

        "The agreement with Anacomp is a strategic follow-up to the outsourcing of our manufacturing beginning in 2002," said Dot Hill's CEO Jim Lambert. "It allows us to continue focusing on our new SANnet II line, as well as our core competencies, R&D and sales, while still providing superior service to customers. We have worked with Anacomp for four years now and are confident that with Anacomp's level of quality and responsiveness, our customers will be well served."

        Anacomp's Chief Executive Officer and President, Jeff Cramer, stated, "With our global presence, extensive expertise in the NAS/SAN arena and skilled field personnel, Anacomp is an ideal support solution for Dot Hill's Lynx Array and SANnet I customers worldwide." Mr. Cramer added, "This agreement will continue the expansion of Anacomp's Depot Repair Service. The distribution of Dot Hill's spares inventory is a great fit with the strategic direction of our growing MVS business."

About Anacomp

        Anacomp, Inc., provides comprehensive information outsourcing, maintenance support, and imaging and print solutions to more than 7,000 businesses and organizations worldwide. Founded in 1968 and headquartered in San Diego, Anacomp offers a full range of solutions for the secure capture, production, presentation, archive and retrieval of critical business documents, as well as professional services for mass storage, computing and networking equipment. Current product and service offerings include digital document services, document imaging services, print and micrographic services, business continuity services, Multi-Vendor Services and support, and imaging and print systems and supplies. For more information, visit Anacomp's web site at www.anacomp.com

About Dot Hill

        Dot Hill Systems Corp. is a leader in the innovative design and delivery of storage networking solutions to channel partners worldwide. Its products include the SANnet family of storage systems, SANscape® storage management software, SANpath® storage networking software and professional training, support and service. For more information, visit Dot Hill on the web at www.dothill.com.

    Dot Hill Contacts:

    Helene Dashefsky, Public Relations, 760-431-4483,
    Email: helene@dothill.com

    Kirsten Garvin, Investor Relations, 760-476-3811,
    Email: kirsten.garvin@dothill.com

    Anacomp Media Contact: Ryan Brausa, Anacomp Marketing,
    rbrausa@anacomp.com

    Anacomp Analyst Contact: Deb Troyer, Anacomp Investor Relations,
    (858) 716-3605 or dtroyer@anacomp.com

        Certain statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ from those expressed or implied by such forward-looking statements. Forward-looking statements include statements about any future occurrences, estimates, projections or expectations, such as the anticipated effect of Dot Hill's outsourcing strategy and the level of service that will be delivered to Dot Hill customers by Anacomp, and Anacomp's strategy for growing its MVS business or expanding its Depot Repair Service. The risks that contribute to the uncertain nature of the forward-looking statements include: Dot Hill customers may not desire service by Anacomp, may not order as forecasted or may terminate their agreements with Dot Hill (all of which is allowed pursuant to the terms of Dot Hill's OEM contracts); there may be unforeseen technological, intellectual property or engineering issues; competitors may introduce new products; customer preferences in the Open Systems computing market may change; Anacomp may be unable to continue to grow its MVS business; general economic and business conditions may decline; industry opinions of Anacomp's services may not be favorable; and other risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill and Anacomp. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill and Anacomp undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

        Anacomp is a registered trademark of Anacomp, Inc. Dot Hill, the Dot Hill logo, SANnet, SANscape, and SANpath are trademarks of Dot Hill Systems Corp.

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Anacomp and Dot Hill Sign Service Agreement to Provide Warranty and Non-Warranty Service and On-Site Repair Support